UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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W HOLDING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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W HOLDING COMPANY, INC.
19 West McKinley Street
Mayagüez, Puerto Rico 00681

October 24, 2008

Dear Stockholder:

This letter supplements our Proxy Statement dated September 30, 2008 (the “Proxy Statement”) delivered in connection with the special meeting of stockholders of W Holding Company, Inc. (the “Company”) to be held on Friday, November 7, 2008, at 8:00 a.m. local time, at the J. William Fulbright Center at Hogan & Hartson LLP, 555 Thirteenth Street, NW, Washington, D.C. 20004.

The Company is seeking stockholder approval to amend its Certificate of Incorporation to effect a reverse split of its common stock, at any time prior to December 31, 2008, at a specific ratio to be determined by the Board of Directors of the Company, in its sole discretion, within a range of one-for-10 to one-for-50, inclusive (the “Amendment”). The Proxy Statement incorrectly stated the stockholder vote required to approve and adopt the Amendment. The Company wishes to clarify that the affirmative vote of a majority of the outstanding shares of capital stock of the Company entitled to vote is required to approve and adopt the Amendment.

In light of this clarification, to the extent you wish to change your vote, you may revoke your proxy at any time before it is exercised by (1) filing written notice of revocation with Mr. Juan C. Frontera, Secretary of the Board of Directors, W Holding Company, Inc., P.O. Box 1180, Mayagüez, Puerto Rico 00681, (2) submitting a duly executed proxy bearing a later date, (3) re-voting by telephone or the Internet or (4) appearing at the special meeting and voting in person.

We apologize for any inconvenience and look forward to seeing you at the special meeting.

Sincerely,

FRANK C. STIPES, ESQ. Chief Executive Officer and Chairman of the Board